Exhibit 10.06

                      RESIGNATION AGREEMENT AND GENERAL RELEASE


               This Resignation Agreement and General Release (the "Agreement") dated as of September 15, 1993, by and between The Hillhaven Corporation, a Nevada corporation (the "Corporation"), and Richard K. Eamer ("Mr. Eamer").

          WITNESSETH:

               WHEREAS, Mr. Eamer is a member of the Board of Directors of the Corporation; and

               WHEREAS, Mr. Eamer and the Corporation entered into an Employment Agreement dated January 31, 1990 (the "Employment Agreement"); and

               WHEREAS, Mr. Eamer served as Chairman and, until April 1, 1991, as Chief Executive Office of the Corporation; and

               WHEREAS, the Employment Agreement contemplates that Mr. Eamer would remain employed by the Corporation until January 31, 1995; and

               WHEREAS, Mr. Eamer has decided to resign as a director and as Chairman of the Corporation, and resign from employment with the Corporation, effective as of the date hereof under the terms set forth herein; and

               WHEREAS, the terms of this Agreement are the product of mutual negotiation and compromise between Mr. Eamer and the Corporation; and

               WHEREAS, Mr. Eamer has been advised to consult with or seek advice from an attorney prior to execution of this Agreement and has in fact done so; and

               WHEREAS, Mr. Eamer has carefully considered other alternatives to executing this Agreement.

               NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               Section 1. Resignation. Mr. Eamer hereby resigns as a director and as Chairman of the Corporation, and his employment pursuant to the Employment Agreement, effective of the date hereof.

               Section 2. Severance Pay. The Corporation will pay to Mr. Eamer the sum of Two Hundred Six Thousand Two Hundred Fifty and 00/100 Dollars ($206,250.00) as severance pay. The Corporation shall make the required withholding for taxes.



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               Section 3.  Annual Incentive Plan.  Mr. Eamer shall not be eligible to participate in the Corporation's Annual Incentive Plan for any period after May 31, 1993, and Mr. Eamer shall not receive any further payment with respect to such Annual Incentive Plan.

               Section 4. Long Term Incentive Plan. Mr. Eamer shall not be eligible to participate in the Corporation's Long Term Incentive Plan for future cycles, and Mr. Eamer shall not receive any further payments with respect to such Long Term Incentive Plan.

               Section 5. Restricted Shares. Pursuant to Incentive Stock Award RS 90-000001 dated February 5, 1990, Mr. Eamer was granted 1,500,000 shares of restricted stock, the restrictions on which were to lapse as follows: February 5, 1991, 300,000 shares; February 5, 1992, 300,000 shares; February 5, 1993, 300,000 shares; February 5, 1994, 300,000 shares; and February 5, 1995, 300,000 shares. The restrictions on the 600,000 shares which would lapse on February 5, 1994 and February 5, 1995 shall now lapse on the date hereof; provided, however, that the parties shall execute an Amendment of Mr. Eamer's Incentive Stock Award evidencing such change in the restrictions.

               Section 6. Stock Optional Performance Shares. On July 15, 1992 and July 27, 1993, Mr. Eamer was granted stock options to acquire 19,250 and 12,550 shares, respectively, of the Corporation's common stock (the "Options"), and the Corporation's Compensation Committee declared Mr. Eamer eligible to receive 19,250 Performance Shares with respect to the three (3) year period ending May 31, 1995 and 12,550 Performance Shares with respect to the three (3) year period ending May 31, 1996 (the "Performance Shares"). Regardless of any contrary provisions in any instrument, certificate or document pertaining to the Options, Mr. Eamer shall have from the date hereof through the unexpired term thereof in which to exercise each particular option. Mr. Eamer hereby relinquishes all right, title and interest in and to the Performance Shares.

               Section 7. Hillhaven Capacity. The Corporation enters into this Agreement for the benefit of itself as well as its shareholders, partners, affiliates, subsidiaries, divisions, successors and assigns, and the present and/or former employees, officers, directors and agents thereof, both in their official and individual capacities. All references to the "Corporation" in this Agreement shall be deemed to include all the persons and entities previously referenced in this section.

               Section 8.  Confidentiality; Cooperation With Legal Process.

               (a) Mr. Eamer acknowledges that he has held a sensitive management position with the Corporation and that, by virtue of having held such position, he has had access to and has learned the Corporation's and its subsidiaries' and affiliates' confidential and proprietary information and trade secrets pertaining to its operations, officers and directors. Mr. Eamer agrees that he shall keep all such information confidential and that he shall not disclose any such information to any other

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          person, except as may be required by law.  Without limiting the generality of the foregoing, Mr. Eamer agrees that he will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to propriety or confidential information concerning the Corporation, its subsidiaries, affiliates, operations, officers or directors, or any matters concerning his employment with the Corporation.

               (b) The parties agree that no provision of this Section 8 or any other provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any governmental agency in the performance of its investigatory or other lawful duties or producing materials or giving testimony pursuant to a court proceeding.

               (c) The parties agree that they will keep the terms, amounts and facts of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone except their respective attorneys or accountants, including, but not limited to, any past, present, or prospective employees of the Corporation or any of its parent, subsidiary or related companies or entities, except, in each case, as may be required by law, including, without limitation, filings with the Securities and Exchange Commission.

               (d) Mr. Eamer agrees that if he receives a subpoena or is otherwise required by law to provide information to a governmental entity or other person concerning the activities of the Corporation or his activities in connection with the Corporation's business, he will immediately notify the Corporation of subpoena or requirement and deliver to the Corporation a copy of such subpoena.

               Section 9. Release By Mr. Eamer. Mr. Eamer agrees that this Agreement settles any and all claims and disputes he has against the Corporation. Except as hereinafter provided, Mr. Eamer fully releases and forever discharges the Corporation from any and all known or unknown actions, causes of action, claims, debts, obligations, promises, contracts, liabilities, suits, complaints and all other matters whatsoever, in law or equity, which Mr. Eamer, his marital community, heirs, executors, administrators, successors and assigns may now have or hereafter can, shall or may have against the Corporation for, upon or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising out of his employment by the Corporation and the cessation of said employment, and including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, Section 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Vocational Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Securities Act of 1933, the Securities Exchange Act of 1934 and

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          any other federal, state or local civil, labor, wage-hour, human rights or securities law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, contract, tort or common law which he ever had, now has, may have or shall have as of the date of this Agreement. It is understood and agreed that this is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to Mr. Eamer which may have arisen, or may arise from any act or omission prior to the date of this Agreement. The Release in this Section shall not apply to the Corporation's performance of this Agreement. Notwithstanding the foregoing, nothing in the Release set forth in this Section 9 nor anything else in this Agreement shall be deemed to be a waiver or release by Mr. Eamer of any right that Mr. Eamer has or may have to claim indemnity for liabilities in connection with his activities as a director, officer or employee of the Corporation pursuant to any applicable statute, under any insurance policy, pursuant to the Articles of Incorporation or Bylaws of the Corporation or pursuant to any agreement of indemnification by and between the Corporation and Mr. Eamer.

               Section 10. Release By The Corporation. The Corporation fully releases and forever discharges Mr. Eamer, his marital community, heirs, executors, administrators, successors and assigns from any and all known or unknown actions, causes of action, claims, debts, obligations, promises, contracts, liabilities, suits, complaints and all other matters whatsoever, in law or equity, which the Corporation, its successors and assigns may now have or hereafter can, shall or may have against Mr. Eamer for, upon or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising out of Mr. Eamer's employment by the Corporation and the cessation of said employment. It is understood and agreed that this is a full and general Release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to the Corporation which may have arisen, or may arisen from any act or omission prior to the date of this Agreement.

               Section 11. Section 1542. It is understood and agreed that each of the releases set forth in Sections 9 and 10 is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to Mr. Eamer or the Corporation which may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement including, but not limited to, all matters arising out of or related, directly or indirectly, to Mr. Eamer's employment, compensation, or resignation. Mr. Eamer and the Corporation each hereby waives any and all rights or benefits which he or it may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by
               him must have materially affected his settlement with
               the Debtor.
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               Section 12.  Severability.  Should any provision of this
          Agreement be declared illegal or unenforceable by any court of competent jurisdiction in any action or proceeding instituted by, on behalf or for the benefit of either party with respect to this Agreement, and such provision cannot be modified to be enforceable, such provision shall immediately become null and void and the parties shall renegotiate such provision in good faith, leaving the remainder of this Agreement in full force and effect.

               Section 13. Governing Law; Forum; Attorneys' Fees. This Agreement is to be governed by and construed in accordance with the substantive law of the State of California applicable to contracts made and to be performed therein, without giving effect to its conflicts of law provisions. In the event of the commencement of suit to enforce any of the terms or conditions in this Agreement, the prevailing party in such litigation shall be entitled to recover its attorney's fees and costs.

               Section 14. Construction. The parties acknowledge that this Agreement was the subject of negotiation and that both have participated in the drafting of the Agreement and thus it should not be construed against either party.

               Section 15. Non-Reliance; Entire Agreement. Mr. Eamer and the Corporation each represents and acknowledges that in executing this Agreement, he or it does not rely and has not relied upon any promise, representation or statement by the other party or by any of the other party's employees, agents, representatives or attorneys not set forth herein with regard to the subject matter, basis or effect of this Agreement. This Agreement represents the complete understanding of and between the parties.

               Section 16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their marital community, heirs, administrators, representatives, executors, successors and assigns.

               Section 17. Amendments. This Agreement may not be amended, modified or altered except in a writing signed by both parties which specifically references this Agreement.

               Section 18. Headings. The headings used herein are for convenience of reference only and shall not be used in interpreting this Agreement.

               Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               THEREFORE, the parties to this Resignation Agreement and General Release now voluntarily and knowingly execute this Resignation Agreement and General Release as of the date first set forth above.



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                                        THE HILLHAVEN CORPORATION



                                        By:  /s/ Bruce L. Busby
                                             Bruce L. Busby
                                             Chief Executive Officer


                                             /s/ Richard K. Eamer
                                             Richard K. Eamer


               The undersigned attorney acknowledges that he has reviewed this Resignation Agreement and General Release and has represented and advised Mr. Eamer in connection herewith.



                                        By:  /s/ Melvin S. Spears

                                        Date: September 15, 1993



               The undersigned attorney acknowledges that he has reviewed this Resignation Agreement and General Release and has represented and advised The Hillhaven Corporation in connection herewith.



                                        By:  /s/ Richard P. Adcock

                                        Date:  September 20, 1993
























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